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                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated November 18, 2002 relating to the balance sheet of Universal Tanning Ventures, Inc. and Subsidiary as of September 30, 2002 and the related statements of operations, changes in stockholders' equity and cash flows for the nine months then ended and on the balance sheet of Altamonte Tan, Inc. as of December 31, 2001 and the related statements of operations, stockholders' deficit and cash flows for the year then ended We also consent to the reference to our firm under the caption "Experts" in such registration statement.



/s/ Tedder, James, Worden & Associates, P.A.



Tedder, James, Worden & Associates, P.A.
Orlando, Florida

November 26, 2002